Exhibit 5.1

April 15, 2008

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Ladies and Gentlemen:

We have acted as counsel to Monsanto Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-125193), which also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-88542) (together, the “Registration Statement”), filed by the Company and Monsanto Finance Canada Co., a Nova Scotia unlimited company, with the Securities and Exchange Commission (the “Commission”) on May 24, 2005 under the Securities Act of 1933, as amended (the “Act”), relating to debt securities, common stock and other securities which may be issued from time to time by the Company and the Subsidiary, having an aggregate initial offering price of up to $2,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

The Company now proposes to issue an aggregate of $300 million principal amount of its 5.125% Senior Notes due 2018 (the “Notes due 2018”) and $250 million principal amount of its 5.875% Senior Notes due 2038 (the “Notes due 2038” and together with the Notes due 2018, the “Notes”), pursuant to the prospectus supplement dated April 10, 2008 and accompanying prospectus included in the Registration Statement, which were filed with Commission on April 11, 2008, pursuant to Rule 424(b) under the Act (collectively, the “Prospectus”), which will be issued under an Indenture, dated as of August 1, 2002 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor Trustee (the “Trustee”).

We are proving this opinion to you to supplement our prior opinion, dated May 24, 2005, which appears as Exhibit 5 to the Registration Statement.

To enable us to render the opinion set forth below, we have examined the Indenture, the forms of the Notes, corporate records of the Company, and such other documents and materials as we have considered relevant, and have made such investigation of matters of law and of fact as we have considered appropriate.

Based on the foregoing, we are of the opinion that when the Notes have executed by the Company, authenticated by the Trustee and delivered against payment therefor, the Notes will constitute the valid and binding obligations of the Company,

Monsanto Company

April 15, 2008

enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy and other laws affecting creditors’ rights generally as in effect from time to time, and except that the availability of certain equitable remedies may be limited by generally applicable equitable principles.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, and we consent to the use of our name in the Prospectus.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

(a) Our opinions herein reflect only the application of applicable laws of the State of New York, the federal laws of the United States of America and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

(c)  Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and

Monsanto Company

April 15, 2008

(v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Indenture, the Notes or other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

(e)  We express no opinion as to the enforceability of any provision in the Indenture, the Notes or other agreement purporting or attempting to (i) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (ii) confer subject matter jurisdiction on a court not having independent grounds therefor, (iii) modify or waive the requirements for effective service of process for any action that may be brought, (iv) waive the right of the Company or any other person to a trial by jury, (v) provide that remedies are cumulative or that decisions by a party are conclusive, or (vi) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

Very truly yours,